Exhibit 4.b.i.
RESOLUTIONS OF THE PRICING COMMITTEE
OF THE BOARD OF DIRECTORS OF
MASCO CORPORATION
March 9, 2007
     WHEREAS, Masco Corporation, a Delaware corporation (the “Company”) the Company has filed a Registration Statement (No. 333-140970) on Form S-3 with the Securities and Exchange Commission, which is in effect;
     WHEREAS, the Company desires to create two series of securities under the Indenture dated as of February 12, 2001, as supplemented by the Supplemental Indenture dated as of November 30, 2006 (the “Indenture”), with The Bank of New York Trust Company, N. A. (as successor trustee under agreement originally with Bank One Trust Company, National Association) (the “Trustee”), providing for the issuance from time to time of unsecured debentures, notes or other evidences of indebtedness of this Company (“Securities”) in one or more series under such Indenture; and
     WHEREAS, capitalized terms used in these resolutions and not otherwise defined are used with the same meaning ascribed to such terms in the Indenture;
     THEREFORE, BE IT RESOLVED, that there is established a series of Securities under the Indenture, the terms of which shall be as follows:
2010 Notes
1.	The Securities of one series shall be designated as the “Floating Rate Notes Due 2010.”

2.	The aggregate principal amount of Securities of such series which may be authenticated and delivered under the Indenture is limited to Three Hundred Million Dollars ($300,000,000), except for Securities of such series authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Securities of such series pursuant to Sections 3.04, 3.05, 3.06, 9.06 or 11.07 of the Indenture.

3.	The date on which the principal of the Securities of such series shall be payable is March 12, 2010. Such Securities are not subject to any sinking fund.

4.	The Securities of such series shall bear interest at a floating rate equal to three month USD LIBOR plus 0.30% per annum, payable quarterly in arrears on March 12, June 12, September 12 and December 12 of each year, commencing on June 12, 2007 to the person in whose names the notes are registered at the close of business on the 15th day preceding the interest payment date (other than in the case of maturity, in which case interest will be payable to the person to whom the principal shall be payable). The interest determination date for an interest period will be the second London business day preceding that interest period.
        5.        The Securities of such series shall be issued initially in the form of global securities registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”), and will be held by the Trustee as custodian for DTC. The Securities shall be subject to the procedures of DTC and will not be issued in definitive registered form.
        6.        The principal of and interest on the Securities of such series shall be payable at the office or agency of this Company maintained for such purpose in Chicago, Illinois or at any other office or agency designated by the Company for such purpose pursuant to the Indenture.
        7.        The Securities of such series shall be issuable in denominations of One Thousand Dollars ($1,000) and any integral multiples thereof.
        8.        The Securities of such series shall be issuable at a purchase price of 99.6% of the principal amount thereof, plus accrued interest, if any, from March 14, 2007, such that this Company shall receive Two Hundred Ninety Eight Million Eight Hundred Thousand Dollars ($298,800,000) after an underwriting discount of One Million Two Hundred Thousand Dollars ($1,200,000).
        9.        The Securities of such series shall be subject to Defeasance and discharge pursuant to Section 4.02 of the Indenture and to Covenant Defeasance pursuant to Section 10.06 of the Indenture with respect to any term, provision or condition set forth in any negative or restrictive covenant of the Company applicable to the Securities.
         10.        The Securities of such series shall be subject to the following change of control repurchase event:
        If a Change of Control Repurchase Event occurs, the Company will make an offer to each holder of Securities to repurchase all or any part (in integral multiples of $1,000) of that holders’ Securities at a repurchase price in cash equal to 101% of the aggregate principal amount of Securities repurchased plus any accrued and unpaid interest on the Securities repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company will mail a notice to each holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Securities on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Securities, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Securities by virtue of such conflict.
On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful:
1.	accept for payment all Securities or portions of Securities properly tendered pursuant to the Company’s offer;

2.	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Securities or portions of Securities properly tendered; and

3.	deliver or cause to be delivered to the Trustee the Securities properly accepted, together with an officers’ certificate stating the aggregate principal amount of Securities being purchased by the Company.
The paying agent will promptly mail to each holder of Securities properly tendered the purchase price for the Securities, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Security equal in principal amount to any unpurchased portion of any Securities surrendered; provided that each new Security will be in a principal amount of $1,000 or an integral multiple of $1,000.
              The Company will not be required to make an offer to repurchase the Securities upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Securities properly tendered and not withdrawn under it offer.
              “Below Investment Grade Rating Event” means the Securities are rated below investment grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of

Control (which period shall be extended so long as the rating of the Securities is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade rating Event).
     “Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s voting stock, measured by voting power rather than number of shares.
     “Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
     “Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by the Company.
     “Moody’s” means Moody’s Investors Service Inc.
     “Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of its control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of the Board of Directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc..
     “Voting Stock” of any specified person (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

     (....)
     FURTHER RESOLVED, that the Securities of each such series are declared to be issued under the Indenture and subject to the provisions hereof;
     FURTHER RESOLVED, that the Chairman of the Board, the President or any Vice President of the Company is authorized to execute, on the Company’s behalf and in its name, and the Secretary or any Assistant Secretary of the Company is authorized to attest to such execution and under the Company’s seal (which may be in the form of a facsimile of the Company’s seal), $300,000,000 aggregate principal amount of the Floating Rate Notes Due 2010 (the “2010 Notes”) and $300,000,000 of the 5.85% Notes Due 2017 (the “2017 Notes”) (and in addition, in each case, Securities to replace lost, stolen, mutilated or destroyed Securities and Securities required for exchange, substitution or transfer, all as provided in the Indenture) and to deliver such Securities to the Trustee for authentication, and the Trustee is authorized and directed thereupon to authenticate and deliver the same to or upon the written order of this Company as provided in the Indenture;
     FURTHER RESOLVED, that the signatures of the Company officers so authorized to execute the Securities of such series may be the manual or facsimile signatures of the present or any future authorized officers and may be imprinted or otherwise reproduced thereon, and the Company for such purpose adopts each facsimile signature as binding upon it notwithstanding the fact that at the time the respective Securities shall be authenticated and delivered or disposed of, the individual so signing shall have ceased to hold such office;
     FURTHER RESOLVED, that Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are appointed joint book-running managers of the underwriters for the issuance and sale of the Securities of such series, and the Chairman of the Board, the President or any Vice President of the Company is authorized, in the Company’s name and on its behalf, to execute and deliver an Underwriting Agreement, substantially in the form heretofore approved by the Company’s Board of Directors, with the underwriters, with such changes and insertions therein as are appropriate to conform such Underwriting Agreement to the terms set forth herein or otherwise as the officer executing such Underwriting Agreement shall approve and as are not inconsistent with these resolutions, such approval to be conclusively evidenced by such officer’s execution and delivery of the Underwriting Agreement;
     FURTHER RESOLVED, that The Bank of New York Trust Company, N. A., the Trustee under the Indenture, is appointed trustee for Securities of such series, and as Agent of this Company for the purpose of effecting the registration, transfer and exchange of the Securities of such series as provided in the Indenture, and the corporate trust office of The Bank of New York Trust Company, N. A., in Chicago, Illinois is designated pursuant to the Indenture as the office or agency of the Company where such

Securities may be presented for registration, transfer and exchange and where notices and demands to or upon this Company in respect of the Securities and the Indenture may be served;
     FURTHER RESOLVED, that The Bank of New York Trust Company, N. A. is appointed Paying Agent of this Company for the payment of interest on and principal of the Securities of such series, and Calculation Agent for the purpose of calculating the applicable interest rate or rates of the 2010 Notes in accordance with the terms of such Securities and the Indenture, and the corporate trust office of The Bank of New York Trust Company, N. A., is designated, pursuant to the Indenture, as the office or agency of the Company where Securities may be presented for payment; and
     FURTHER RESOLVED, that each of the Company’s officers is authorized and directed, on behalf of the Company and in its name, to do or cause to be done everything such officer deems advisable to effect the sale and delivery of the Securities of such series pursuant to the Underwriting Agreement and otherwise to carry out the Company’s obligations under the Underwriting Agreement, and to do or cause to be done everything and to execute and deliver all documents as such officer deems advisable in connection with the execution and delivery of the Underwriting Agreement and the execution, authentication and delivery of such Securities (including, without limiting the generality of the foregoing, delivery to the Trustee of the Securities for authentication and of requests or orders for the authentication and delivery of Securities).

FACE OF GLOBAL SECURITY
     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, 55 WATER STREET, NEW YORK, NEW YORK (THE “DEPOSITARY”), TO MASCO CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

MASCO CORPORATION
Floating Rate Notes Due 2010

CUSIP No. 574599BE5	$300,000,000
No. R-1
     Masco Corporation, a corporation duly organized and existing under the laws of Delaware (herein called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO. or registered assigns, the principal sum of Three Hundred Million Dollars on March 12, 2010 (the “Maturity Date”), and to pay a floating interest rate, subject to adjustment as provided herein, quarterly in arrears on March 12, June 12, September 12 and December 12 (each an “Interest Payment Date”), and on the Maturity Date. If any of the Interest Payment Dates listed above falls on a day that is not a LIBOR Business Day, as defined herein, the Company will postpone the Interest Payment Date to the next succeeding LIBOR Business Day unless that LIBOR Business Day is in the next succeeding calendar month, in which case the Interest Payment Date will be the immediately preceding LIBOR Business Day. Interest on the Securities will be computed on the basis of a 360 day year for the actual number of days elapsed. Payment of the principal of and interest on this Security will be made at the office or agency of the Company maintained for that purpose, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. At the option of the Company, interest may be paid by check to the registered holder hereof entitled thereto at his last address as it appears on the registry books, and principal may be paid by check to the registered holder or other person entitled thereto against surrender of this Security.
     Interest on the Securities will accrue from, and including March 14, 2007, to, and excluding, the first Interest Payment Date and then from, and including, the immediately preceding Interest Payment Date to which interest has been paid or duly provided for to, but excluding, the next Interest Payment Date or the Maturity Date, as the case may be. Each of these periods is referred to herein as an “Interest Period.” The amount of accrued interest that the Company will pay for any Interest Period will be calculated by multiplying the face amount of the Security by the accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day from March 14, 2007, or from the last date the Company paid interest, to the date for which accrued interest is calculated. The interest factor for each day will be computed by dividing the interest rate applicable to that day by 360.

     If the Maturity Date of the Securities falls on a day that is not a LIBOR Business Day, the Company will pay principal and interest on the next succeeding LIBOR Business Day, and that payment will be deemed as made on the date that the payment was due. No interest will accrue on the payment for the period from and after the Maturity Date to the date the Company makes the payment on the next succeeding LIBOR Business Day.
     The interest payable by the Company on a Security on any Interest Payment Date, subject to certain exceptions, will be paid to the person in whose name the Security is registered at the close of business on the fifteenth calendar day, whether or not a LIBOR Business Day, immediately preceding the Interest Payment Date (the “Regular Record Date”). Interest that the Company pays on the Maturity Date, will be payable to the person to whom the principal will be payable.
     “LIBOR Business Day” means any day except a Saturday, a Sunday or a legal holiday in The City of New York on which banking institutions are authorized or required by law, regulation or executive order to close; provided that the day is also a London Business Day. “London Business Day” means any day on which dealings in United States dollars are transacted in the London interbank market.
     The interest rate on the Securities will be calculated by the calculation agent appointed by the Company and will be equal to LIBOR plus 0.30%. The calculation agent will reset the interest rate on each Interest Payment Date, and on March 14, 2007, each of which is referred to herein as an interest reset date (“Interest Reset Date”). The second London Business Day preceding an Interest Reset Date will be the interest determination date (“Interest Determination Date”) for that Interest Reset Date. The interest rate in effect on each day that is not an Interest Reset Date will be the interest rate determined as of the Interest Determination Date pertaining to the immediately preceding Interest Reset Date. The interest rate in effect on any day that is an Interest Reset Date will be the interest rate determined as of the Interest Determination Date pertaining to that Interest Reset Date.
     “LIBOR” will be determined by the calculation agent in accordance with the following provisions:
     (a) With respect to any Interest Determination Date, LIBOR will be the rate for deposits in the United States dollars having a maturity of three months commencing on the first day of the applicable interest period that appears on the Reuters Page LIBOR01 as of 11:00 A.M., London time, on the Interest Determination Date. If no rate appears, LIBOR, in respect to that Interest Determination Date, will be determined in accordance with the provisions described in (b) below.

     (b) With respect to an Interest Determination Date on which no rate appears on Reuters Page LIBOR01, as specified in (a) above, the calculation agent (after consultation with the Company) will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on the Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in The City of New York, on the Interest Determination Date by three major banks (which may include Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.) in The City of New York selected by the calculation agent for loans in United States dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; provided, however, that if the banks selected by the calculation agent are not providing quotations in the manner described by this sentence, LIBOR determined as of that Interest Determination Date will be LIBOR in effect on that Interest Determination Date.
     “Reuters Page LIBOR01” means the display designated as “LIBOR01” on Reuters 3000 Xtra (or any successor service) (or such other page as may replace Page LIBOR01 on Reuters 3000 Xtra) or any successor service, for the purpose of displaying the London interbank rates of major banks for United States dollars.
     Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.
     The Securities will constitute part of the Company’s senior debt and will rank on a parity with all of its other unsecured and unsubordinated debt.

     Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.
Dated: March 14, 2007

MASCO CORPORATION
By:
Richard A. Manoogian
Chairman of the Board and Chief Executive Officer

Attest:
Eugene A. Gargaro, Jr. Vice President and Secretary

FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION
     This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.
Date of Authentication: March 14, 2007

The Bank of New York Trust Company, N.A.
By:
Authorized Officer

REVERSE OF SECURITY
     This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of February 12, 2001 as supplemented by the Supplemental Indenture dated as of November 30, 2006 (herein called the “Indenture”), between the Company and The Bank of New York Trust Company, N.A. (as successor under agreement originally with Bank One Trust Company, National Association), as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of a series designated on the face hereof, initially limited in aggregate principal amount to $300,000,000.
     If a Change of Control Repurchase Event occurs, the Company will make an offer to the Holders of Securities to repurchase all or any part (in integral multiples of $1,000) of that Holders’ Securities at a repurchase price in cash equal to 101% of the aggregate principal amount of Securities repurchased plus any accrued and unpaid interest on the Securities repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company will mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Securities on the Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the Payment Date specified in the notice. The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Securities, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Securities by virtue of such conflict.
     On the Change of Control Repurchase Event Payment Date, the Company will, to the extent lawful:

1.	accept for payment all Securities or portions of Securities properly tendered pursuant to the Company’s offer;

2.	deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Securities or portions of Securities properly tendered; and

3.	deliver or cause to be delivered to the Trustee the Securities properly accepted, together with an officers’ certificate stating the aggregate principal amount of Securities being purchased by the Company.
               The Paying Agent will promptly mail to each Holder of Securities properly tendered the purchase price for the Securities, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Security equal in principal amount to any unpurchased portion of any Securities surrendered; provided that each new Security will be in a principal amount of $1,000 or an integral multiple of $1,000.
               The Company will not be required to make an offer to repurchase the Securities upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Securities properly tendered and not withdrawn under its offer.
               “Below Investment Grade Rating Event” means the Securities are rated below investment grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Securities is under publicly announced consideration for possible downgrade by either of the rating agencies); provided that a below investment grade rating event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).
               “Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s voting stock, measured by voting power rather than number of shares.
     “Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
     “Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.
     “Moody’s” means Moody’s Investors Service Inc.
     “Paying Agent” means The Bank of New York Trust Company, N.A.
     “Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of the Company’s board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
     “Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
     This Security will be subject to defeasance and discharge and to defeasance of certain obligations as set forth in the Indenture.
     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
     As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.
     No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security herein provided, and at the times, place and rate, and in the coin or currency, herein prescribed.
     As provided in the Indenture and subject to certain limitations set forth therein and on the face of this Security, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
     The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series of a different authorized denomination, as requested by the Holder surrendering the same.

     No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
     Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
     All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

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